Exhibit 10.3

SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT

This Severance and Restrictive Covenant Agreement (the “Agreement”) is made as of the ___ day of July, 2020, between etailz Inc., a Washington corporation (together with its successors and Affiliates, the “Company”), and Brock Kowalchuk (the “Associate”).

WHEREAS, in connection with the Associate’s employment with the Company, the Company has shared, and will continue to share, with Associate certain aspects of its business know-how as well as specific confidential and proprietary information about the products, markets, processes, costs, developments, ideas, and personnel of the Company; and

WHEREAS, in consideration for the Associate’s continued employment with the Company and entering into this Agreement, the Company is extending to the Associate the opportunity to receive severance benefits under certain circumstances as provided in this Agreement;1 and

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

1.          Employment/Affiliates.  During the Associate’s employment by the Company, the Associate shall comply with all generally applicable policies of the Company, including but not limited to the Company’s Code of Conduct, as such policies may be amended from time to time.  Except as may be otherwise expressly provided in any written agreement between the Company and the Associate, the Associate’s employment by the Company is terminable by either party at will.  For purposes of this Agreement, “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, whether now existing or hereafter formed or acquired.  For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect at least one third of the directors or managers or to control the management of such entity.

1 Recite any additional consideration given in connection with this Agreement, e.g., any equity awards, bonuses or salary increases.

2.          Severance

A.          If the Associate’s employment is terminated by the Company without Cause (as defined below) or by the Associate for Good Reason (as defined below), the Associate shall be entitled to (i) his base salary earned through his final date of active employment plus any accrued but unused vacation pay, (ii) any unpaid annual bonus that was earned (as determined by the Board of Directors of the Company in accordance with the applicable annual bonus plan) for the year preceding the year in which the termination date occurs, which shall be paid at the time that annual bonuses for such year are payable to other senior associates, and (iii) the continuation of the Associate’s base salary for a period of six (6) months beginning on the date that the Associate’s employment with the Company is terminated (the “Severance Period”), payable (except as otherwise set forth below) in accordance with the Company’s payroll policy from time to time in effect.  Payment of the amounts set forth in clauses (ii) and (iii) above and Section 2.B below shall be contingent on the Associate signing (and not revoking within any statutory revocation period) an agreement (the “Release”) reasonably acceptable to the Company that (x) waives any rights the Associate may otherwise have against the Company, excluding any rights of the Associate under this Section 2, and (y) releases the Company from actions, suits, claims, proceedings and demands related to his employment and/or the termination of employment, other than to enforce any rights of the Associate under this Section 2.  The Associate must sign and tender the Release as described above after termination of his employment but not later than sixty (60) days following the Associate’s last day of employment, or such earlier date as required by the Company (so long as the Company provides the Associate with ten (10) days’ prior written notice of such earlier date), and if the Associate fails or refuses to do so, the Associate shall forfeit the right to such amounts set forth in clauses (ii) and (iii) above and Section 2.B below as would otherwise be due and payable.  Subject to Section 6 of this Agreement, the salary continuation payments provided for in clause (iii) above shall begin on the first pay period following the date that is the earlier of (i) seventy (70) days after the date the Associate’s employment terminates, or (ii) the tenth (10th) day following the date the Associate’s executed Release is delivered to the Company.  The initial salary continuation payment shall include any unpaid salary continuation payments from the date the Associate’s employment terminated, subject to the Associate’s executing and tendering the Release on the terms as set forth above, and the expiration of any revocation period applicable thereto having passed without the revocation being exercised.  For avoidance of doubt, the Associate shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement to mitigate the severance benefits payable under this Agreement, and there shall be no offset against amounts due the Associate on account of future earnings by the Associate.  For purposes of this Agreement, “Cause” shall mean any of the following: (a) the Associate’s willful neglect or willful misconduct in the performance of his duties with the Company; (b) the Associate’s conviction of, or plea of nolo contendere to, any felony or any other crime involving moral turpitude or the Associate’s personal enrichment at the expense of the Company; (c) the Associate’s willful failure or refusal to perform his duties and responsibilities with the Company; or (d) material violation by the Associate of the Company’s Code of Conduct.  For purposes of this Agreement, “Good Reason” shall mean, without the Associate’s written consent, any of the following: (I) a material diminution of any material duties or responsibilities of the Associate; (II) a material reduction in the Associate’s base salary; or (III) a requirement that the Associate relocate his principal work location with the Company to a location that is more than fifty (50) miles from the Associate’s business location in effect on the date of this Agreement;  provided, that, it shall be a condition precedent to the Associate’s right to terminate for Good Reason that (X) he shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, (Y) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, and (Z) the Associate shall have tendered his resignation to be effective within not more than thirty (30) days following the end of such 30-day cure period.

B.          Additionally, if, following termination of the Associate’s employment by the Company without Cause or by the Associate for Good Reason, the Associate elects COBRA continuation coverage, the Company shall pay for such health insurance coverage during the Severance Period at the same rate as it pays for health insurance coverage for its active employees (with the Associate required to pay for any employee-paid portion of such coverage).  Thereafter, the Associate shall be responsible for the payment of all premiums attributable to COBRA continuation coverage at the same rate as the Company charges all COBRA beneficiaries.  Nothing herein provided, however, shall be construed to extend the period of time over which such COBRA continuation coverage otherwise may be provided to the Associate and/or his dependents.  Further, and notwithstanding anything herein to the contrary, the Company’s obligation to make the COBRA payments hereunder shall end on the date the Associate becomes eligible for coverage under another employer’s group health plan.  The Associate’s entitlement to the COBRA payments shall be subject to the execution of the Release and made on the same terms as described above with respect to the salary continuation payments.  Notwithstanding the foregoing, if the Company’s making the COBRA payments under this Section 2.B would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 2.B in a manner as is necessary to comply with the PPACA and the Code.

3.          Restrictive Covenants.  The Associate acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Company, he has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Company’s relationships with its customers, and that, but for his association with the Company, the Associate would not or will not have had access to said Confidential Information or knowledge of said relationships.  The Associate further acknowledges and agrees (i) that the Company has long term, near-permanent relationships with its customers, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; (ii) that the Company’s relationships with its customers are and will continue to be valuable, special and unique assets of the Company; and (iii) that the Company has protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor.  In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Company entering into this Agreement, and as an inducement to the Company to do so, the Associate hereby represents, warrants, and covenants as follows:

A.          The Associate has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Company.

B.          The Associate has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.

C.          The Associate agrees that, during the time of his employment with the Company and for a period of six (6) months after the termination of the Associate’s employment hereunder for any reason whatsoever or for no reason, whether voluntary or involuntary, the Associate will not, except on behalf of the Company, anywhere in the United States of America or in any other place or venue where the Company now conducts or operates, or may conduct or operate, its business prior to the date of the Associate’s termination of employment:

(1)          directly or indirectly, contact, solicit or accept if offered to the Associate, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Company’s customers or prospective customers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term hereof; or

(2)          solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company’s then current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any then current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with himself or any company, individual or other entity; or

(3)          directly or indirectly, whether as an investor (excluding investments representing less than five percent (5%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business which competes with a business engaged in by the Company in which the Associate participated or had management responsibility (the “Business”); or

(4)          act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s customers or prospective customers, with respect to or in any way with regard to any aspect of the Company’s Business and/or any other business activities in which the Company engages during the term hereof.

In the event of any breach of this subsection C, the Associate agrees that the restricted period shall be tolled during the time of such breach.

D.          The Associate acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Associate becomes employed by another employer, he shall be required to disclose the existence of this Section 3 to such employer and the Associate hereby consents to and the Company is hereby given permission to disclose the existence of this Section 3 to such employer.

E.          For purposes of this Section 3, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Company or is or was doing business with the Company or the Associate within the twelve (12) month period immediately preceding termination of the Associate’s employment.  For purposes of this Section 3, “prospective customer” shall be defined as any person, firm, corporation, association, or entity contacted or solicited by the Company or the Associate (whether directly or indirectly) or who contacted the Company or the Associate (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Associate’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Company.

F.          The Associate agrees that both during his employment and thereafter the Associate will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by the Associate during his relationship with the Company, both prior to and during the term of his employment.  The Associate further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Company and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Company.  The Associate agrees that “Confidential Information” means: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Associate’s tenure with the Company or to be accessed during his future employment with the Company, which pertains to the Company’s Business.  The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in the Associate’s possession prior to the date of his original employment with the Company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company.

G.          During and after the term of employment hereunder, the Associate will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Company.  Upon termination of his employment with the Company, all such items including summaries or copies thereof, then in the Associate’s possession, shall be returned to the Company immediately.

H.          Notwithstanding the Associate’s obligation not to directly or indirectly disclose, reveal, divulge or communicate Confidential Information as outlined in this Section 3 above, the Associate has the right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law.  Additionally, the Associate shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If the Associate files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the Associate may disclose the trade secret to the Associate’s attorney and use the trade secret information in the court proceeding, if the Associate files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.  All disclosures permitted under this subsection H are herein referred to as “Permitted Disclosures.”  Notwithstanding the foregoing, under no circumstance will the Associate be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s Chief Executive Officer or other authorized officer designated by the Company.

I.          The Associate recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Associate, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Associate’s employment with the Company), are the sole and exclusive property of the Company.  The Associate further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.”  At the request of the Company, the Associate will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.  The Associate hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Associate’s agents and attorneys-in-fact to act for and on the Associate’s behalf and instead of the Associate, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Associate, and the Associate acknowledges that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.  Notwithstanding the foregoing, the Company hereby notifies the Associate that the provisions of this subsection I shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Associate’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Associate for the Company.

J.          It is agreed that any breach or anticipated or threatened breach of any of the Associate’s covenants contained in this Section 3 will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Associate from disclosing, in whole or part, any Confidential Information.

4.          Nondisparagement; Cooperation.  During the Associate’s employment with the Company and for two (2) years following the termination of such employment for any reason, the Associate (i) will not criticize or disparage the Company or its directors, officers, employees or products, and (ii) will reasonably cooperate with Company in all investigations, potential litigation or litigation in which Company is involved or may become involved with respect to matters that relate to the Associate’s employment (other than any such investigations, potential litigation or litigation between Company and the Associate); provided, that with regard to the Associate’s duties under clause (ii), the Associate shall be reimbursed for reasonable travel and out-of-pocket expenses related thereto, but shall otherwise not be entitled to any additional compensation.  Notwithstanding the foregoing, nothing in this Section 4 shall prevent the Associate from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Associate, (ii) making normal competitive statements at any time after the termination of the Associate’s employment, (iii) making any statements in the good faith performance of the Associate’s duties to the Company, or (iv) rebutting any statements made by the Company or its officers, directors or employees.  Notwithstanding the Associate’s obligations under this Section 4, the Associate shall have the right to make the Permitted Disclosures as outlined in Section 3.H above.

5.          Indemnification; D&O Insurance.  The Company agrees that if the Associate is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership or other enterprise, the Associate shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Associate in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws.  The Company shall cover the Associate as an insured under any contract of directors and officers liability insurance of the Company that is in effect from time to time covering officers of the Company.  The provisions of this Section 5 shall continue in effect for so long as the Associate is subject to liability for any of the Associate’s acts and omissions to act occurring during his employment.

6.          Section 409A.  It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  Notwithstanding any provision to the contrary in this Agreement, if the Associate is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Associate’s “separation from service,” or (ii) the date of the Associate’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Associate in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to the Associate’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Associate’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.  With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  The Company shall not have any obligation to indemnify or otherwise protect the Associate from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

7.          Severability.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

8.          Excess Parachute Payments.  Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Associate under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments otherwise constituting “excess parachute payments” shall be reduced (by the minimum possible amounts) until no amount payable to the Associate constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Associate would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Associate resulting from the receipt of such payments with such reduction.  In applying any such reduction, to the extent any such payments may be subject to Code Section 409A, the reduction shall first be applied to any payments under Section 2.A(iii) hereof on a pro rata basis, and next to the remaining payments on a pro rata basis in proportion to the amount of such payments that are considered “contingent on a change in ownership or control” within the meaning of Section 280G of the Code.  All determinations required to be made under this Section 8, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting or consulting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Associate as requested by the Company or the Associate.  All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company.  Absent manifest error, all determinations made by the Accounting Firm under this Section 8 shall be final and binding upon the Company and the Associate.

9.          Notices.  Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail.  A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed.  Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Associate, or to its principal office in the case of the Company.

11.          Successor.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  All rights of the Associate under this Agreement shall inure to the benefit of and be enforceable by the Associate’s personal or legal representatives, estate, executors, administrators, heirs, distributees, devisees, legatees and beneficiaries.

12.          Headings.  The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

13.          Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.          Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

15.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without reference to its conflict of laws provisions.  Furthermore, the Associate agrees and consents to submit to personal jurisdiction in the state of Washington in any state or federal court of competent subject matter jurisdiction situated in the state of Washington.  The Associate further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in the state of Washington.  In addition, the Associate waives any right to challenge in another court any judgment entered by such Washington court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.  Further, the Associate waives any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

16.          Miscellaneous.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  This Agreement may be modified only by a written agreement signed by the Associate and a duly authorized officer of the Company.

17.          Execution of Agreement.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ETAILZ INC.

By:
Name:
Title:

ASSOCIATE

Name: Brock Kowalchuk